Exhibit 10.8

EMPLOYMENT AGREEMENT

Agreement dated on December 31, 2007 is made effective as of the first day of July, 2007 (the "2007 Agreement") between PROGENICS PHARMACEUTICALS, INC., a Delaware corporation (the "Corporation") with its principal place of business at Old Saw Mill River Road, Tarrytown, New York 10591 and PAUL J. MADDON ("MADDON") (the "Parties").

RECITALS

A. The Corporation is engaged in the business of developing and marketing pharmaceutical products in the areas of oncology, virology and gastroenterology.

B. MADDON is now serving as Chief Executive Officer and Chief Science Officer of the Corporation.

C. The Corporation wishes to continue to employ MADDON as Chief Executive Officer and Chief Science Officer, and MADDON wishes to continue to serve the Corporation in such capacities pursuant to the terms of this 2007 Agreement.

AGREEMENT

In consideration of the facts mentioned above and the mutual promises set forth below, the Parties agree as follows:

1.	EMPLOYMENT.

The Corporation hereby continues to employ MADDON as Chief Executive Officer and Chief Science Officer, and MADDON hereby agrees to continue to serve the Corporation in such capacities.

2.	TERM.

2.1 The “Term” as used herein shall mean the Initial Term plus any Renewal Term(s).

2.2 This 2007 Agreement will be for a term of one (1) year (the “Initial Term”), commencing on July 1, 2007, unless sooner terminated pursuant to Section 8.

2.3 Provided MADDON is not in material default under this 2007 Agreement, on July 1, 2008 and each succeeding July 1, this 2007 Agreement shall be automatically renewed for an additional one (1) year period (the “Renewal Term”) unless either the Corporation or MADDON gives written notice to the other of its or his intention not to renew at least ninety (90) days before the expiration of the then current Term.  The Compensation Committee of the Board of Directors of the Corporation (the “Board”) (the “Compensation Committee”) will provide MADDON in writing with the proposed terms relating to equity grants for the next additional one (1) year Renewal Term by March 1 of each such year to enable the Parties, if necessary, to engage in good faith negotiations regarding the proposed terms prior to the ninety (90) day notice period provided herein.

3.	EMPLOYEE'S DUTIES.

3.1 As Chief Executive Officer, MADDON will have broad management responsibilities for the activities of the Corporation.  MADDON shall report directly and only to the Board, and all senior executives of the Corporation shall report directly or indirectly to MADDON.  As Chief Science Officer, MADDON's duties shall include, without limitation, formulating the scientific strategies of the Corporation in conjunction with the Scientific Advisory Boards, presenting such strategies to the Board for review and, subject to approval of the Board, directing the implementation of such strategies, as well as overseeing all aspects of the Corporation’s scientific operations.

3.2 Except as provided herein, MADDON will devote substantially all of his business time and energies to the business and affairs of the Corporation during the Term.  MADDON’s existing outside activities are listed in a letter agreement between MADDON and the Compensation Committee, effective as of December 31, 2007 (the “Letter Agreement”).  MADDON may continue the activities listed in the Letter Agreement, which shall be periodically updated to reflect any additional professional activities approved by the Compensation Committee.  MADDON shall not, at any time during the Term, directly or indirectly, enter the employ of, or render any service to, any person, partnership, association, corporation or other entity other than the Corporation, without prior consent of the Board.

3.3 MADDON will use his best efforts, skill and abilities to promote the Corporation's interests and perform any duties that may be reasonably assigned to him by the Board, consistent with his roles as Chief Executive Officer and Chief Science Officer.

3.4 MADDON consents and agrees to cooperate with the Corporation to continue the Key-man life insurance on MADDON's life and to increase such insurance to such amount determined appropriate by the Board from time to time.

3.5 The Corporation shal1 use its best efforts to cause MADDON to be nominated to the Board of Directors of the Corporation.

4.	REMUNERATION.

4.1 The Corporation will pay MADDON, for all services to be rendered under this 2007 Agreement, an annual salary ("Salary"), payable in accordance with the normal payroll policy of the Corporation, of Six Hundred Thousand Dollars ($600,000), adjusted as hereinafter provided, for the Term.

4.2 Each January 1 during the Term of this 2007 Agreement, commencing on January 1, 2008, the annual Salary then in effect shall be multiplied by 103% (or such higher percentage as the Board shall determine in its sole discretion) and the product shall be the adjusted Salary for the next succeeding twelve (12) month period during the Term.

4.3 During each year of the Term of this 2007 Agreement, MADDON may receive an annual bonus payment reflecting his contribution to the Corporation and the Corporation's results in an amount the Compensation Committee determines appropriate in its sole discretion, provided, that, such amount shall be determined under an annual bonus plan that utilizes target bonuses (it being understood that such a plan will be adopted prior to the end of 2007).  Such annual bonus shall be determined on a calendar year basis and shall be paid between December and February, consistent with the Corporation’s practice and schedule for the payment of bonuses to other senior executives of the Corporation.

4.4 This 2007 Agreement will not be deemed abrogated or terminated if the Corporation, in its discretion, determines to increase the Salary of MADDON for any period of time, or if MADDON accepts an increase; but, except as specifically provided in this 2007 Agreement, the Corporation shall have no obligation to make any increase in the Salary above the 103% minimum increase set forth in paragraph 4.2 above.  Any increase in MADDON's Salary by the Corporation shall be incorporated into his annual Salary then in effect for purposes of future payments of and adjustments to the Salary, and no reduction in his salary shall be made without his written consent.

5.	CORPORATION EQUITY.

5.1 For any options to purchase shares of Common Stock of the Corporation that were outstanding as of June 29, 2003, all of which the Corporation acknowledges are fully vested in MADDON and exercisable (except for 33,000 milestone based options which were granted on July 1, 2002 and which are subject to vesting and becoming exercisable in the future) and are not subject to any repurchase or other restrictions except pursuant to applicable securities and other laws (the “Existing Options”), the relevant written stock option agreements shall, except as set forth above, apply to all such Existing Options, and nothing in this 2007 Agreement shall be construed or interpreted so as to govern the grant, vesting or exercise of any Existing Options.

5.2 Traditional Non-qualified Options.  Since June 29, 2003, the Corporation has granted to MADDON under the Corporation’s 1996 Stock Incentive Plan, as amended, irrevocable options to purchase shares of the Corporation’s Common Stock (the “Traditional Options”) in the form of Non-qualified options (“NQOs”) which vest over time.

5.3 Milestone Based Options.  In addition to the Traditional Options, since June 29, 2003 the Corporation has granted to MADDON under the Corporation's 1996 Stock Incentive Plan, as amended, irrevocable NQOs to purchase shares of the Corporation's Common Stock (the "Milestone Based Options") which vest upon the achievement of certain clinical, financial and operational milestones set forth in the accompanying option award agreement.

5.4 Restricted Stock.  Since June 29, 2003 the Corporation has granted MADDON under the Corporation’s 1996 Stock Incentive Plan, as amended, irrevocable restricted shares of the Corporation’s Common Stock, some of which vest over time (the “Traditional Restricted Stock”) and some of which vest upon the achievement of certain clinical, financial and operational milestones set forth in the accompanying award agreement (the “Milestone Based Restricted Stock”, and collectively with the Traditional Restricted Stock and including restricted shares of the Corporation hereafter granted to MADDON, the “Restricted Stock”).

5.5 Acceleration of Exercise Schedule Upon a Change in Control.  All Traditional Options, Milestone Based Options and options to purchase securities of the Corporation hereafter granted to MADDON (whether in the form of or similar to Traditional or Milestone Based Options or otherwise, and notwithstanding anything to the contrary contained in any agreement or plan relating thereto) (collectively, the “Options”) shall vest and become fully exercisable immediately upon any "Change in Control".  All Restricted Stock shall vest and become free of forfeiture conditions upon any “Change in Control.”  For purposes of this 2007 Agreement, a "Change in Control" shall mean:

(i) a change in the composition of the Board such that during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (ii) or (iii) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(ii) the approval by the stockholders of the Corporation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Corporation is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (B) other securities (of either the Corporation or another company) or cash or other property;

(iii) any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the voting power of all capital stock thereof outstanding, excluding any Person who is an officer or director of the Corporation or who becomes such a Beneficial Owner in connection with a transaction described in subparagraph (ii) of this Section 5.5; or

(iv) the approval by the stockholders of the Corporation of (A) the sale or other disposition of all or substantially all of the assets of the Corporation, or (B) a complete liquidation or dissolution of the Corporation.

5.6 No Options or Restricted Stock shall be subject to any limitations under any stock plan or otherwise in the post-employment period during which such Options may be exercised or Restricted Stock (whether or not restricted) may be outstanding, except as provided in Section 8 hereof.

5.7 Notwithstanding the foregoing, in the event of a conflict between the provisions of any Option or Restricted Stock agreement or plan relating thereto described in Sections 5.2 through 5.6 and this 2007 Agreement, the terms of this 2007 Agreement shall prevail.

6.	EMPLOYEE BENEFITS.

6.1 During the Term of this 2007 Agreement, MADDON shall be eligible to participate in all employee benefit plans and programs of the Corporation in which other senior executives of the Corporation are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, 401(k), profit sharing and savings plans, any welfare benefit plans (including, without limitation, medical, dental, vision and health plans and disability and group life insurance coverages) (hereafter, collectively, the "Welfare Benefits"), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.  MADDON shall be entitled to participate in such plans and programs on terms no less favorable to MADDON than those on which senior executives of the Corporation generally participate.  Without limiting the generality of the foregoing, the Corporation shall provide MADDON with such long-term disability and life insurance benefits as are made generally available to senior executives of the Corporation.

6.2 During the Term of this 2007 Agreement, MADDON shall be entitled to such fringe benefits and perquisites as are made generally available to senior executives of the Corporation from time to time.  Notwithstanding the foregoing, in each calendar year of the Term MADDON shall accrue four weeks' paid vacation.  In each calendar year, MADDON may carry over and use up to four weeks of such vacation during the next calendar year.

6.3 MADDON acknowledges and agrees that the Corporation does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the terms of this 2007 Agreement, and participation by MADDON in any such plan or program shall be subject to the rules and regulations applicable thereto.

7.	REIMBURSEMENT OF EXPENSES.

The Corporation shall provide MADDON with reimbursement of all reasonable travel and other business expenses and disbursements incurred by MADDON in the performance of his duties under this 2007 Agreement, upon proper accounting in accordance with the Corporation's normal practices and procedures for reimbursement of business expenses.

8.	TERMINATION.

8.1 The Term and this 2007 Agreement, except those provisions specified to survive termination, shall terminate before the expiration date set forth above in Section 2 on the occurrence of the earlier of the following:

8.1.1 On the dissolution of the Corporation;

8.1.2 On the death or disability of MADDON.  “Disability” shall mean MADDON is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical doctor who is reasonably selected by the Corporation;

8.1.3 On the dismissal of MADDON for Cause.  For purposes of this 2007 Agreement, “Cause” shall mean:

(i)      the continual failure to perform substantially his duties with the Corporation or follow the reasonable instructions of the Board (other than any such failure(s) resulting from incapacity due to physical or mental illness) after a demand in writing is delivered to MADDON by the Board, specifying the claimed basis of such failure(s) and providing MADDON with a sixty (60) day opportunity to cure;

(ii)     conviction of a felony or a guilty or nolo contendere plea with respect thereto;

(iii)    habitual drunkenness or habitual use of illegal narcotics;

(iv)    excessive absenteeism not related to sick leave or vacations (but only after sixty (60) days prior written notice is received by MADDON from the Board) followed by a repetition of such excessive absenteeism;

(v)     continuous conflict of interest after MADDON receives notice in writing from the Board;

(vi)    material breach of any of the Corporation’s written policies that are material to the business or reputation of the Corporation and applicable to senior executives of the Corporation or any of the material provisions of this 2007 Agreement; or

(vii)   engagement in illegal conduct that is directly and materially injurious to the Corporation; provided, however, that in addition to any and all notices specified in this Section 8.1.3, any dismissal for Cause shown must be effected by the Board after a Board meeting for which MADDON has at least ten (10) days prior written notice and at which MADDON has the opportunity to have counsel present to represent him in connection with the issues concerning such removal for Cause;

8.1.4 On the dismissal of MADDON without cause (that is, for any reason the Corporation shall determine other than for Cause shown or death or disability); and

8.1.5 On the resignation of MADDON.

8.2.1 Upon termination of the Term and this 2007 Agreement at the expiration of the Initial Term or any Renewal Term, the following shall occur:

a. If the Corporation proposes for a successive additional one (1)-year period of employment an equity grant that is not materially less than the sum of (i) 100,000 Milestone Based Options and (ii) if the Corporation is meeting its major business objectives in a timely manner and MADDON is achieving a high standard of performance, both as determined by the Compensation Committee in its sole discretion, an additional 50,000 Milestone Based Options (or, in lieu of all or a portion of such Options in (i) and (ii) above, a grant of Milestone Based Restricted Stock based on a ratio of Restricted Stock to Options then utilized by the Corporation, provided that the Compensation Committee first discusses the ratio with MADDON), but MADDON rejects the Corporation’s proposal and either party delivers to the other party a notice of non-renewal pursuant to Section 2 hereof, MADDON shall:

(i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with such annual bonus in respect of the period from the end of the period in respect of which the last annual bonus was paid to such date of termination, as the Compensation Committee determines appropriate in its sole discretion as contemplated by Section 4.3 (an "Ending Bonus"), and

(ii) have the right to exercise the Options and retain the Restricted Stock which are vested as of the date such employment shall cease in accordance with the terms thereof and hereof, and any Options and Restricted Stock not vested at the date such employment shall cease shall be forfeited.

For the purposes hereof, (1) the number of Options specified above shall be adjusted by the Compensation Committee in its reasonable discretion after consultation with MADDON to reflect any stock split, reverse split, reorganization or recapitalization affecting the Corporation’s outstanding securities, (2) any Milestone Based Options granted after the date hereof shall have (i) a ten (10) year exercise term and (ii) an exercise price equal to the fair market value of the Corporation’s Common Stock on the date of grant and (3) any Milestone Based Options and Milestone Based Restricted Stock granted after the date hereof shall (i) have milestones set by the Compensation Committee in its reasonable discretion after consultation with MADDON (with the milestones set in a manner reasonably consistent with past practices of the Compensation Committee),

(ii) unless otherwise determined by the Compensation Committee in its sole discretion, not provide for automatic vesting solely based on continued service through a particular date and instead shall provide that when milestones are not achieved by the relevant specified time, the portion of the awards that can no longer vest shall be forfeited and (iii) have such other terms set by the Compensation Committee in its sole discretion, reasonably consistent with past practices of the Compensation Committee, and after consultation with MADDON.

b. If (x) the Corporation does not propose within the timeframe specified in Section 2.3, or proposes and subsequently withdraws (whether explicitly, by delivery of a notice of non-renewal or otherwise), equity terms for a successive additional one (1) year period of employment and either party delivers to the other party a notice of non-renewal pursuant to Section 2 hereof or (y) the Corporation proposes for a successive additional one (1) year period of employment an equity grant that is materially less than the amount specified in Section 8.2.1(a) and MADDON delivers to the Corporation a notice of non-renewal pursuant to Section 2 hereof (either (x) or (y) a "Specified Non-Renewal"), MADDON shall:

(i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination),

(ii) be paid a lump sum amount equal to two times the sum of MADDON’s then-current annual Salary plus the dollar value (based on the value on the date of grant) of the average annual regular bonus paid to MADDON over the three (3) years preceding the year in which such termination occurs (the "Average Bonus Value"),

(iii) for a period of two (2) years following such termination, continue to receive all Welfare Benefits (or the cash equivalent thereof, which shall be the same level of Welfare Benefits as offered by the Corporation that can be obtained by MADDON privately (hereafter, the "Welfare Cash Equivalent") in the discretion of the Corporation) described in Section 6 hereof,

(iv) be fully vested with all of the Options and all Restricted Stock shall vest and be free of forfeiture provisions, and

(v) have the right to exercise any Options in accordance with the terms thereof and hereof.

8.2.2 Upon the dismissal of MADDON for Cause or on the resignation of MADDON other than for Good Reason (as defined below), MADDON shall:

 (i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination),

(ii) have the right to exercise any Milestone Based Options then vested in MADDON only for a period of three (3) months after the date of termination,

(iii) have the right to exercise any other Options and retain any Restricted Stock then vested in MADDON in accordance with the terms thereof and hereof, and

(iv) any Options and Restricted Stock not vested at the date of termination shall be forfeited.

8.2.3 Upon the termination of the Term and this 2007 Agreement on the death or disability of MADDON, MADDON's estate or MADDON, as the case may be, shall:

(i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with an Ending Bonus,

(ii) be paid a lump sum amount equal to the sum of MADDON’s then-current annual Salary plus the Average Bonus Value,

(iii) for a period of two (2) years following such termination, continue to receive all Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) described in Section 6 hereof,

(iv) be vested with all of the Traditional Options and all Traditional Restricted Stock shall vest and be free of forfeiture provisions,

(v) have the opportunity to vest in the Milestone Based Options and the Milestone Based Restricted Stock based on the achievement of the stated milestone objectives through the last date such awards can vest pursuant to their stated terms (but for purposes of this clause (v), such awards shall not in any event vest solely on the passage of time),

(vi) have the right to exercise any Traditional Options in accordance with the terms thereof and hereof,

(vii) have the right to exercise any Milestone Based Options that are vested or that vest in accordance with (v) above in accordance with the terms thereof and hereof, and

(viii) any Milestone Based Options and any Milestone Based Restricted Stock that does not vest in accordance with (v) above shall be forfeited.

8.2.4 Upon termination of the Term and this 2007 Agreement on the dismissal of MADDON without Cause during the Term hereof or on the resignation of MADDON for Good Reason, MADDON shall:

(i) be entitled to receive any salary, expense reimbursements and other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with an Ending Bonus,

(ii) be paid a lump sum amount equal to two (2) times the sum of MADDON’s then-current annual Salary plus the Average Bonus Value,

(iii) for a period of two (2) years following such termination, continue to receive all Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) described in Section 6 hereof,

(iv) be vested with all of the Options and all Restricted Stock shall vest and be free of forfeiture provisions, and

(v) have the right to exercise any Options in accordance with the terms thereof and hereof.

Notwithstanding the foregoing, in the event that (x) within two (2) years after a Change in Control MADDON is dismissed without Cause or MADDON resigns for Good Reason or (y) within three (3) months preceding a Change in Control MADDON is dismissed without Cause, all of the terms of this Section 8.2.4 shall apply, except that the lump sum payment in (ii) above shall be three (3) times (not two (2) times) and the Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) shall continue for three (3) years (not two (2) years).

8.3 For the purposes of this 2007 Agreement, "Good Reason" shall exist if there shall occur (a) a material diminution during the Term in MADDON's position, title, responsibilities, authority or reporting relationship from that provided for in this 2007 Agreement (including his failure to be a director of the Corporation other than by reason of his resignation or the election of an Executive Chair or Chairs of the Corporation), (b) a material breach by the Corporation of its obligations under this 2007 Agreement, or (c) the Corporation’s material adverse change to the directors and officers insurance arrangement applicable to MADDON on June 30, 2007 or the terms of the Indemnification Agreement entered into between the Corporation and MADDON dated as of January 1, 2007.  Notwithstanding the foregoing, (i) if MADDON does not notify the Corporation in writing that an event that would constitute Good Reason has occurred within ninety (90) days after MADDON has knowledge of such an event, the event will not constitute Good Reason, (ii) if the Corporation remedies such event within thirty (30) days after the Corporation’s receipt of such written notification, the event will not constitute Good Reason, and (iii) if MADDON does not resign within twenty-four (24) months after MADDON has knowledge that an event constituting Good Reason has occurred and has not been remedied as aforesaid, any resignation based thereon shall be deemed not to be for Good Reason.

8.4 All lump sum payments to MADDON contemplated under any provision of Section 8 of this 2007 Agreement shall be payable no later than ten (10) calendar days following the event triggering the Corporation’s obligation to make such lump sum payment.  All other payments from the Corporation to MADDON pursuant to any provision of Section 8 of this 2007 Agreement shall be payable in accordance with the Corporation’s policies and the terms of any applicable Welfare Benefits or any other Corporation plan.

8.5 The Corporation agrees that if MADDON’s employment with the Corporation is terminated during the Term for any reason whatsoever, MADDON is not required to seek other employment or to attempt in any way to reduce any amounts payable to him by the Corporation pursuant to this 2007 Agreement.  Furthermore, the amount of any payment or benefit provided for in this 2007 Agreement shall not be reduced by any compensation earned by MADDON or benefit provided to him as the result of employment by another employer or otherwise.  In addition, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or any other right which the Corporation may have against MADDON or others, except upon obtaining by the Corporation of a final nonappealable judgment against MADDON.

8.6 (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Corporation (or by any individual, entity or group effecting a change in ownership or control of the Corporation within the meaning of Code Section 280G) to or for the benefit of MADDON (whether paid or payable or distributed or distributable pursuant to the terms of this 2007 Agreement or otherwise, including but not limited to payments in an employment agreement or otherwise to MADDON), but determined without regard to any additional payments required under this provision (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any similar or successor tax that may hereafter be imposed by the Code or any similar state or local tax provision or any interest or penalties are incurred by MADDON with respect to such excise tax (such excise tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then MADDON shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by MADDON of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, MADDON retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Notwithstanding the foregoing, if it shall be determined that MADDON is entitled to a Gross-Up Payment, but if the Payment (other than that portion valued under Q&A 24(c) of the final regulations under Section 280G of the Code (the “Stock Vesting Value”)) (the “Cash Payment”) is reduced by the minimum amount necessary such that the receipt of the Payment would not give rise to any excise tax (the “Reduced Payment”) and the Reduced Payment (other than the Stock Vesting Value) would not be less than 90% of the Cash Payment, then no Gross-Up Payment shall be made to MADDON and the Cash Payment, in the aggregate, shall be reduced to the Reduced Payment.  If the Reduced Payment is to be effective, payments shall be reduced as mutually agreed between the Corporation and MADDON.

(b) Subject to the provisions of subsection (c) hereof, all determinations required to be made under this Section 8.6, including whether and when a Gross-Up Payment is required and the assumptions to be utilized in arriving at such determination, and whether the Payment shall be reduced in the event and manner provided herein, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and to MADDON within fifteen (15) business days of the receipt of notice from MADDON that there has been a Payment, or such earlier time as is reasonably requested by the Corporation (collectively, the “Determination”).  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  The Accounting Firm shall be selected by the Corporation, subject to the consent of MADDON which consent shall not be unreasonably withheld.

The Accounting Firm shall not be an accounting firm serving as accountant or auditor for any individual, entity or group effecting the change in ownership or control of the Corporation.  Any Gross-Up Payment determined pursuant to this Section 8.6 shall be paid by the Corporation to MADDON within five (5) days of the receipt of the Determination.  If the Accounting Firm determines that no Excise Taxes are payable by MADDON or that the Payment should be reduced as prescribed herein, it shall furnish MADDON with its written opinion that failure to report the Excise Tax on MADDON’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty, or the basis for determining that the Payment should be reduced as provided herein.  The Determination by the Accounting Firm shall be binding upon the Corporation and MADDON.  As a result of any uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”) consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to this Section 8.6 or otherwise determines to make the Payment contemplated hereunder and MADDON thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayments shall be promptly paid by the Corporation to or for the benefit of MADDON.

(c)  MADDON shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Corporation of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after MADDON is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. MADDON shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which MADDON gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies MADDON in writing prior to the expiration of such period that it desires to contest such claim, MADDON shall:  (i)give the Corporation any information reasonably requested by the Corporation relating to such claim; (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation; (iii) cooperate with the Corporation in good faith in order to effectively contest such claim; and (iv) permit the Corporation to participate in any proceeding relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including attorney’s fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold MADDON harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses, and provided further that if the Corporation directs MADDON to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to MADDON, on an interest-free basis, and shall indemnify and hold MADDON harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for MADDON’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and MADDON shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Corporation.

(d)  If, after the receipt by MADDON of an amount advanced by the Corporation pursuant to this Section 8.6, MADDON becomes entitled to receive, and receives, any refund with respect to such claim (including by reason of a redetermination of the value of any accelerated vesting of stock options held by MADDON pursuant to Treasury Reg. Section 1.280G-1 Q/A 33), MADDON shall (subject to the Corporation’s complying with the requirements of this Section 8.6), promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

If, after the receipt by MADDON of an amount advanced by the Corporation pursuant to this Section 8.6, a determination is made that MADDON shall not be entitled to any refund with respect to such claim and the Corporation does not notify MADDON in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)  The respective obligations and rights of the Corporation and MADDON under this Section 8.6 shall survive any termination of MADDON’s employment and the termination of this 2007 Agreement.

9.	COVENANT NOT TO COMPETE AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

9.1 During or after the Term of this 2007 Agreement and/or MADDON's employment by the Corporation, MADDON shall not without the Corporation's prior written consent use or disclose any "Proprietary Information" (as defined in Section 10.1.1) or any other confidential information relating to the Corporation (including, but not limited to, data on which patents have been applied for or issued or other proprietary intellectual property, customer lists, financial information, sales and marketing data), or its business, obtained during the course of his employment.

9.2 MADDON shall not during the Term hereof and for a period of one (1) year after the expiration or earlier termination of the Term, directly or indirectly, own, manage, operate, or control, any business in competition with or substantially similar to the type of business conducted by the Corporation, and will not render services, directly or indirectly, to any "Conflicting Organization" (as hereinafter defined), provided, however, that the period shall only run for six (6) months (not one (1) year) if the termination of employment occurs within two (2) years after, or three (3) months before, a Change in Control.  The foregoing shall not apply to the ownership by MADDON of less than one percent (1%) of the securities of a publicly traded organization.  "Conflicting Organization" means any person or organization engaged in or about to become engaged in servicing, production, marketing or selling of, a "Conflicting Product" (as hereinafter defined); provided, however, the foregoing shall not prohibit MADDON from working for a division or other business unit of an organization involved with a Conflicting Product provided such division or business unit is not itself involved with a Conflicting Product.  "Conflicting Product" means any product, process, or service, in existence or under development, of any person or organization other than the Corporation that is substantially similar to or competes with a product, process, or service of the Corporation, in existence or under development at the time of termination.  In the event that (i) the Corporation terminates MADDON’s employment under this 2007 Agreement without Cause during the term hereof, (ii) MADDON terminates his employment for Good Reason, or (iii) there is a Specified Non-Renewal, MADDON’s obligation under the foregoing with respect to non-competition with the Corporation for a period of one (1) year after such termination shall no longer be applicable.

9.3 During and for a period of one (1) year after the Term of this 2007 Agreement and/or MADDON's employment by the Corporation, MADDON shall not solicit or induce any employees of the Corporation to leave the Corporation to work for any entity or person engaged in the same business as the Corporation, either directly or indirectly.

10.	PROPRIETARY INFORMATION.

10.1 MADDON understands that the Corporation possesses and will continue to possess "Proprietary Information" (as defined below) and/or "Inventions" (as defined below) that have been created, discovered, or developed, or have otherwise become known to the Corporation.

10.1.1 For purposes of this 2007 Agreement, particularly for this Section 10, "Proprietary Information" shall include, but not be limited to, trade secrets, processes, formulae, data and know-how, improvements, "Inventions" (as defined below), techniques, marketing plans, strategies, forecasts and customer lists, including without limitation, information created, discovered, developed or made known by MADDON and within the scope of this 2007 Agreement or to MADDON during the period of or arising out of his retention by the Corporation, and/or in which property rights have been assigned or otherwise conveyed to the Corporation, which information has commercial value in the business in which the Corporation is engaged.  “Proprietary Information” shall not include information that is now known by or is or becomes available to the public or otherwise is or becomes generally known in the trade or industry, other than through the breach of this 2007 Agreement by MADDON.

10.1.2 For purposes of this 2007 Agreement, particularly for this Section 10, "Inventions" shall mean any improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by MADDON, either alone or jointly with others, during the period of his employment (whether or not during normal working hours), together with all patent applications, patents, copyrights and reissues thereof that may at any time be granted for or upon any such improvements, inventions, formulae, processes, techniques, know-how or data, and/or during the twelve (12) months immediately following termination of his employment which:

a. are within the scope of the duties to be performed by MADDON under this 2007 Agreement and are related to or useful in the business of the Corporation, or

b. result from tasks assigned to MADDON by the Corporation, or

c. are funded by the Corporation, or

d. result from use of premises owned, leased or contracted for by the Corporation.

              10.2 In consideration of his employment by the Corporation and the compensation received by MADDON from the Corporation, MADDON agrees as follows:

10.2.1 All Proprietary Information including, but not limited to, all "Inventions" as defined above, shall be the sole property of the Corporation and its assigns and MADDON assigns to the Corporation any rights he may have or acquire in all Proprietary Information.

10.2.2 All documents, data, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information, furnished to MADDON by the Corporation or produced by MADDON or others in connection with his employment, shall be and remain the sole property of the Corporation and shall be returned promptly to the Corporation as and when requested by the Corporation.  At the Corporation’s request, MADDON shall return and deliver all such property upon termination of his employment with the Corporation for any reason and MADDON will not take with him any such property or any reproduction of such property upon such termination but this shall not apply to MADDON's personal diaries and papers provided same do not contain information relating to Proprietary Information or Inventions.

10.2.3 MADDON will promptly disclose all Inventions to the Corporation, or any persons designated by it.  Such disclosures shall continue for one (1) year after termination of this 2007 Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the Term.

10.2.4 The Inventions shall become and remain the property of the Corporation, whether or not patent applications are filed thereon.  Upon request and at the expense of the Corporation, MADDON shall make application through the patent attorneys or agents of the Corporation for letters patent of the United States and any and all other countries at the reasonable discretion of the Corporation on the Inventions and to assign all such applications to the Corporation or its order immediately, all without additional payment, during MADDON's period of employment by the Corporation and for one (1) year after the termination of employment.

MADDON shall give the Corporation, its attorneys and agents all reasonable assistance in preparing and prosecuting such applications and, on request of the Corporation, MADDON shall execute all papers and do all things, at the Corporation’s sole expense, that may be reasonably necessary to protect the rights of the Corporation and vest in it or its assigns the inventions, applications, and letters patent herein contemplated.

11.	RETURN OF DOCUMENTS.

On the expiration or earlier termination of the Term or MADDON's resignation, discharge or earlier departure from the Corporation, MADDON shall promptly surrender to the Corporation all of the Corporation's books, records, documents and customer lists and/or other of the Corporation's materials or records he may have in his possession, including but not limited to the materials described in Section 10.2.2.

12.	INDEMNIFICATION AND INSURANCE.

The Corporation shall provide MADDON with the same indemnification provisions and directors and officers insurance as that which is provided to other directors and senior executives of the Corporation.  Notwithstanding anything in this 2007 Agreement to the contrary, the Indemnification Agreement entered into between the Corporation and MADDON dated as of January 1, 2007 shall remain in full force and effect.

13.	REMEDIES.

13.1 MADDON agrees that his services are of a special, unique and extraordinary character, that it would be extremely difficult to replace such services, and that, in the event of a breach or threatened breach of any of the provisions of this 2007 Agreement, the Corporation will not have an adequate remedy at law.

Accordingly, the Corporation shall be entitled to enforce such provisions by means of injunctive relief as may be available to restrain MADDON and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to the Corporation.  Likewise, MADDON shall be entitled to enforce the provisions of this 2007 Agreement by means of injunctive relief as may be available to restrain the Corporation from the violation or threatened violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to him.

13.2 If any of the covenants contained in this 2007 Agreement or any part thereof is held to be unenforceable because of the duration thereof or the area or scope covered thereby, the parties hereby agree that the court making such determination shall have the power to reduce the duration, area and/or scope of such covenant so that in its reduced form, the covenant shall be enforceable.

14.	TRANSFER AND ASSIGNMENT.

This 2007 Agreement shall be binding upon and inure to the benefit of (i) MADDON, his legal representatives, heirs, and distributees, and (ii) the Corporation, its successors, affiliates and assigns.  The term "Corporation" as used in this 2007 Agreement will include all such successors, affiliates and assigns.

15.	MODIFICATIONS.

This 2007 Agreement (including the option and Restricted Stock agreements and Indemnification Agreement referenced herein) contains the entire agreement of the Parties and the Parties have made no other agreements, representations or warranties relating to the subject matter of this 2007 Agreement.  No modification, amendment or waiver of all or any part of this 2007 Agreement will be valid unless made in writing and signed by the Parties.

16.	NOTICES.

Any notices required or permitted to be given under this 2007 Agreement must be in writing, by certified mail, return receipt requested to the Parties, at their respective addresses shown in the records of the Corporation.

17.	ADVERSE PUBLIC STATEMENTS AND DISCLOSURES.

The Parties hereto agree that at no time during or subsequent to the Term of this 2007 Agreement will either party directly or indirectly make or facilitate the making of any adverse public statements or disclosures with respect to the other (including, with respect to the Corporation, regarding its business or securities or its Board, management or other personnel), except such truthful statements as may be required pursuant to statute, legal proceeding or other enforcement or regulatory proceeding, process or requirement.

18.	WAIVER AND BREACH.

The waiver or breach of any term or condition of this 2007 Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

19.	GOVERNING LAW AND JURY TRIAL WAIVER.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.  THE PARTIES AGREE THAT THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURTS HAVING JURISDICTION THEREIN SHALL HAVE EXCLUSIVE JURISDICTION OF ALL ACTIONS ARISING OUT OF OR RELATING IN ANY WAY TO THIS 2007 AGREEMENT OR ANY BREACH THEREOF, AGREE TO WAIVE TRIAL BY JURY AND EXPRESSLY CONSENT TO PERSONAL JURISDICTION IN THE COURTS OF THE STATE OF NEW YORK AND SUCH UNITED STATES COURTS.

20.	SEVERABILITY.

In the event that any provision or portion of this 2007 Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this 2007 Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permissible by law and in accordance with the original intent of the Parties.

21.	EMPLOYMENT AGREEMENT DATED AS OF DECEMBER 31, 2003 SUPERSEDED.

Effective as of July 1, 2007, this 2007 Agreement supersedes the Employment Agreement between MADDON and the Corporation dated as of December 31, 2003, which superseded the Employment Agreement between MADDON and the Corporation dated as of December 22, 1998, which in turn superseded the Employment Agreement between MADDON and the Corporation dated as of December 15, 1993.

22.	SECTION 409A OF THE INTERNAL REVENUE CODE.

The 2007 Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), and MADDON and the Corporation agree to interpret this 2007 Agreement in a manner consistent with Section 409A so as not to subject MADDON to the payment of interest or any additional tax under Section 409A.  In the event MADDON is a “specified employee” under Section 409A of the Code at the time any severance payment or benefit is due under this 2007 Agreement and any such severance payment or benefit is “deferred compensation” under Section 409A of the Code, then any such severance payments and benefits will be delayed until six (6) months and one (1) day from termination of employment or until such earlier date as such payment or benefit may be made without such penalty thereunder.

                PROGENICS PHARMACEUTICALS, INC.

                By: /s/ Robert A. McKinney
            Robert A. McKinney

                                                 /s/ Paul J. Maddon
                   PAUL J. MADDON